UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements of Air T, Inc. ("Air T," the “Company," or "acquirer") and Regional Express Holdings Limited ("Rex" or "Regional Express") present the combination of the financial information of Air T and Rex adjusted to give effect to Air T's acquisition of Rex (the "Rex Acquisition") and related financing transactions. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X under the Securities Act of 1933, as amended, which is herein referred to as "Article 11," and are being provided pursuant to Regulation S-K because the Rex Acquisition constitutes a significant acquisition that has been consummated. Air T's actual financial position and results of operations after the Rex Acquisition will differ, perhaps significantly, from the pro forma amounts reflected herein due to a variety of factors, including access to additional information and changes in operating results of Air T and Rex following the date of the unaudited pro forma condensed combined financial statements.

In accordance with Article 11, Air T has elected not to present Management’s Adjustments and has only presented Transaction Accounting Adjustments in the following unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined balance sheet combines the historical balance sheets of Air T as of September 30, 2025 and Rex as of June 30, 2025 on a pro forma basis as if the Rex Acquisition and related Air T financing transactions had been consummated on September 30, 2025. The unaudited pro forma condensed combined statements of operations for the six months ended September 30, 2025 combines the historical statements of operations of Air T for the six months ended September 30, 2025 and Rex for the six months ended June 30, 2025 on a pro forma basis as if the Rex Acquisition and related transactions had been consummated on April 1, 2024. The unaudited pro forma condensed combined statement of operations for the twelve months ended March 31, 2025 combines the historical statements of operations of Air T for the year ended March 31, 2025 and Rex for the year ended June 30, 2025 on a pro forma basis as if the Rex Acquisition and related transactions had been consummated on April 1, 2024.

The pro forma adjustments and allocation of purchase price are preliminary, are based on management’s current estimates of the fair value of the assets acquired and liabilities assumed, and are based on all available information, including preliminary work performed by independent valuation specialists.

As of the date of the Current Report on Form 8-K to which the following unaudited pro forma condensed combined financial statements are filed as an exhibit, Air T has not finalized the detailed valuation analysis necessary to arrive at final estimates of the fair market value of the assets of Rex acquired and the liabilities assumed and the related allocations of purchase price, nor has it identified all adjustments necessary to conform Rex’s accounting policies to Air T’s accounting policies. Based on the information currently available, Air T has made certain adjustments to the historical book values of the assets and liabilities of Rex to reflect preliminary estimates of fair values, with the excess of the adjusted historical net assets of Rex over the purchase price recorded as deferred credit bargain purchase gain. Actual results may differ from unaudited pro forma condensed combined financial information provided herein once Air T has completed the valuation analysis necessary to finalize the required purchase price allocations and has identified any additional conforming accounting policy changes for Rex. There can be no assurance that such finalization will not result in material changes.

Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial statements are described in the accompanying notes. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed. The unaudited pro forma condensed combined financial statements should be read in conjunction with Air T’s historical consolidated financial statements contained in its Annual Report on Form 10-K as of and for the year ended March 31, 2025 and Quarterly Report on Form 10-Q as of and for the quarter ended September 30, 2025 filed with the SEC and the historical financial statements of Rex and accompanying notes filed as exhibits to the Current Report on Form 8-K filed on December 18, 2025.

The following unaudited pro forma condensed combined financial statements are provided for illustrative purposes only and are based on available information and assumptions that Air T believes are reasonable. They do not purport to represent what the actual consolidated results of operations or the consolidated financial position of Air T would have been had the Rex Acquisition and related financing transactions occurred on the dates indicated, or on any other date, nor are they necessarily indicative of Air T’s future consolidated results of operations or consolidated financial position after the Rex Acquisition and related financing transactions. Air T’s actual financial position and results of operations after the Rex Acquisition will differ, perhaps significantly, from the pro forma amounts reflected herein due to a variety of factors, including access to additional information and changes in operating results of Air T and Rex following the date of the unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of September 30, 2025

(Amount in USD 000's)	Air T as of September 30, 2025	Rex as of June 30, 2025	IFRS TO US GAAP Adjustments	Pro Forma Adjustments	Notes	Pro Forma Combined

ASSETS
Current Assets:
Cash and cash equivalents	$17,458	$10,212	$—	$20,155	[F][N]	$47,825
Marketable securities	1,102	—	—	—		1,102
Restricted cash	80	4,637	—	42	[N]	4,759
Accounts receivable, net	18,637	67,323	—	(48,912)	[E][N]	37,048
Income tax receivable	174	—	—	—		174
Inventories, net	46,626	12,465	—	2,564	[N]	61,655
Prepaid expenses	3,555	—	—	(658)	[F]	2,897
Other current assets	8,175	2,376	—	(2,376)	[N]	8,175
Non-current asset held for sale	—	1,320	—	(1,320)	[N]	—
Total Current Assets	95,807	98,333	—	(30,505)		163,635

Notes Receivable - Lendway, Inc.	3,250	—	—	—		3,250
Notes Receivable - Crestone Asset Management, LLC	1,527	—	—	—		1,527
Accounts receivable, net (non-current)	—	7,760	—	(4,900)	[N]	2,860
Property and equipment	19,897	39,313	—	15,744	[A][N]	74,954
Aircraft	—	29,288	—	31,190	[A]	60,478
Intangible assets, net	10,418	563	—	3,019	[B]	14,000
Right-of-use ("ROU") assets	12,269	2,566	946	—	[G]	15,781
Equity method investments	27,866	—	—	—		27,866
Other non-current assets	1,805	5,283	—	(5,283)	[N]	1,805
Goodwill	11,902	—	—	—		11,902
Total Assets	184,741	183,106	946	9,265		378,058

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	15,771	42,283	—	(42,284)	[E]	15,770
Income tax payable	1,163	—	—	—		1,163
Accrued expenses and other	17,306	12,524	—	(2,644)	[N]	27,186
Current portion of long-term debt	4,907	—	—	—		4,907
Deferred income	4,749	23,117	—	(1,774)	[N]	26,092
Short-term lease liability	2,551	917	(116)	—		3,352
Deferred bargain purchase gain	—	—	959	94,881	[A][B][C][D][E][F][G][N]	95,840
Total Current Liabilities	46,447	78,841	843	48,179		174,310

Long-term debt	117,400	56,751	—	5,052	[C][F]	179,203
Deferred income tax liabilities, net	2,249	661	—	(661)	[N]	2,249
Long-term lease liability	10,665	2,610	103	—	[G]	13,378
Other non-current liabilities	673	1,419	—	(481)	[N]	1,611
Total Liabilities	177,434	140,282	946	52,089		370,751

Redeemable non-controlling interest	8,220	—	—	—		8,220

Equity:
Common stock	758	50,854	—	(50,854)	[D]	758
Treasury stock	(6,404)	(322)	—	322	[D]	(6,404)
Additional paid-in capital	1,028	—	—	—		1,028
Retained earnings	4,849	(7,708)	—	7,708	[D]	4,849
Accumulated other comprehensive loss	(162)	—	—	—		(162)
Total Air T, Inc. Stockholders' Equity	69	42,824	—	(42,824)		69
Non-controlling interests	(982)	—	—	—		(982)
Total Equity	(913)	42,824	—	(42,824)		(913)

Total Liabilities and Equity	$184,741	$183,106	$946	$9,265		$378,058

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the Year Ended March 31, 2025

(Amount in USD 000's, except per share data)	Air T (Twelve Months Ended March 31, 2025)	Rex (Twelve Months Ended June 30, 2025)	IFRS to US GAAP Adjustments	Pro Forma Adjustments	Notes	Pro Forma Combined

Operating Revenues:
Overnight air cargo	$124,031	$—	$—	$—		$124,031
Ground support services	38,940	—	—	—		38,940
Commercial jet engines and parts	118,215	—	—	—		118,215
Digital solutions	7,268	—	—	—		7,268
Corporate and other	3,396	—	—	—		3,396
Regional airline	—	197,833	—	—		197,833
	291,850	197,833	—	—		489,683

Operating Expenses:
Overnight air cargo	104,760	—	—	—		104,760
Ground support equipment	33,994	—	—	—		33,994
Commercial aircraft, engines and parts	84,896	—	—	—		84,896
Digital solutions	2,462	—	—	—		2,462
Corporate and other	1,191	—	—	—		1,191
Regional airline	—	181,177	—	—		181,177
General and administrative	57,848	51,347	—	2,847	[L]	112,043
Depreciation and amortization	4,356	15,655	(232)	12,846	[G][H][I]	32,625
Other operating items	435	—	—	—		435
	289,942	248,179	(232)	15,693		553,582

Other gain (loss)	—	7,426	—	—		7,426

Operating Income (Loss)	1,908	(42,921)	232	(15,693)		(56,474)

Non-operating (Expense) Income:
Interest expense	(8,387)	(5,760)	(166)	(1,558)	[F][G][J][K]	(15,871)
Income from equity method investments	1,700	—	—	—		1,700
Other non-operating items	(209)	—	—	—		(209)
	(6,896)	(5,760)	(166)	(1,558)		(14,380)

(Loss) Income Before Income Taxes	(4,988)	(48,680)	66	(17,251)		(70,854)

Income tax expense	423	10,776		—		11,199

Net (Loss) Income	(5,411)	(59,456)	66	(17,251)		(82,052)

Other Comprehensive (Loss) Income
Revaluation of financial instruments	—	(2,087)	—	2,087	[M]	—

Total Comprehensive (Loss) Income	(5,411)	(61,543)	66	(15,164)		(82,053)

Net Income Attributable to Non-controlling Interests	(729)	—	—	—		(729)

Net (Loss) Income Attributable to Air T, Inc. Stockholders	$(6,140)	$(59,456)	$66	$(17,251)		$(82,781)

Loss per share
Basic	$(2.23)					$(30.10)
Diluted	$(2.23)					$(30.10)

Weighted average shares outstanding:
Basic	2,750					2,750
Diluted	2,750					2,750

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the Six Months Ended September 30, 2025

(Amount in USD 000's, except per share data)	Air T (Six Months Ended September 30, 2025)	Rex (Six Months Ended June 30, 2025)	IFRS to US GAAP Adjustments	Pro Forma Adjustments	Notes	Pro Forma Combined

Operating Revenues:
Overnight air cargo	$60,513	$—	$—	$—		$60,513
Ground support services	24,707	—	—	—		24,707
Commercial jet engines and parts	42,840	—	—	—		42,840
Digital solutions	4,305	—	—	—		4,305
Corporate and other	2,655	—	—	—		2,655
Regional airline	—	96,387	—	—		96,387
	135,020	96,387	—	—		231,406

Operating Expenses:
Overnight air cargo	50,821	—	—	—		50,821
Ground support equipment	18,842	—	—	—		18,842
Commercial aircraft, engines and parts	29,084	—	—	—		29,084
Digital solutions	1,598	—	—	—		1,598
Corporate and other	780	—	—	—		780
Regional airline	—	81,332	—	—		81,332
General and administrative	33,130	35,467	—	—		68,597
Depreciation and amortization	2,111	8,242	(58)	6,387	[G][H][I]	16,682
Other operating items	(666)	—	—	—		(666)
	135,700	125,041	(58)	6,387		267,069

Gain from sale of aircraft	7,034	—	—	—		7,034
Other gain	—	4,351	—	—		4,351

Operating Income (Loss)	6,354	(24,304)	58	(6,387)		(24,279)

Non-operating (Loss) Income:
Interest expense	(4,565)	(2,517)	(23)	1,034	[F][G][J][K]	(6,072)
Income from equity method investments	4,160	—	—	—		4,160
Other non-operating items	478	—	—	—		478
	73	(2,517)	(23)	1,034		(1,434)

Income (Loss) Before Income Taxes	6,427	(26,821)	35	(5,353)		(25,713)

Income tax expense	2,065	16,690	—	—		18,756

Net Income (Loss)	4,362	(43,511)	35	(5,353)		(44,468)

Other Comprehensive Loss
Revaluation of financial instruments	—	—	—	—		—

Total Comprehensive Income (Loss)	4,362	(43,511)	35	(5,353)		(44,468)

Net Income Attributable to Non-controlling Interests	(1,643)	—	—	—		(1,643)

Net Income (Loss) Attributable to Air T, Inc. Stockholders	$2,718	$(43,511)	$35	$(5,353)		$(46,111)

Income (loss) per share
Basic	$1.01					$(17.06)
Diluted	$1.01					$(17.06)

Weighted average shares outstanding
Basic	2,703					2,703
Diluted	2,703					2,703

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1. Description of the Transaction

On December 18, 2025, Air T Rex Acquisition, Inc., a wholly owned subsidiary of the Company (the "Purchaser" or "Air T Rex"), completed the acquisition of substantially all of the assets and operations of Rex Express Holdings Ltd ("Rex"), an Australian regional airline operator, pursuant to a share purchase agreement (the "Acquisition"). At the time of the Acquisition, Rex was subject to voluntary administration proceedings in Australia, which commenced on July 30, 2024. Voluntary administration in Australia is a formal insolvency process comparable to Chapter 11 bankruptcy proceedings in the United States, wherein court-appointed administrators assume control of the debtor entity's operations and assets. The Acquisition represents the Company's entry into the Australian regional airline market and expands the Company's international aviation services portfolio.

The acquisition was structured as a share purchase for a nominal consideration of approximately $1, with the Company assuming $71.2 million (face value) in liabilities associated with the Commonwealth Facility Agreement ("CFA Debt") originally dated November 11, 2024, with the Commonwealth of Australia, as represented by the Department of Infrastructure, Transport, Regional Development, Communications, Sport and the Arts (the “Commonwealth”). For purposes of determining the fair value of the assumed CFA Debt, the Company utilized a discounted cash flow ("DCF") approach, consistent with market practice and applicable accounting standards for the valuation of long-dated, non-tradeable debt instruments. The CFA Debt is for an initial term of 30 years and permits extension of the termination date by up to an additional 20 years (in two 10‑year increments) subject to specified conditions and require mandatory prepayments from Excess Cash Flow in accordance with the Intercreditor Deed. The CFA Debt does not bear interest, provided that if Rex fails to maintain compliance with certain ‘Rex Regional Commitments’ (and a resulting event of default date occurs), interest shall accrue on the outstanding principal at a rate of 2.00% per annum during the period of such non-compliance. As of the acquisition date, the fair value of the CFA Debt was $22.2 million.

The transaction was executed pursuant to a Deed of Company Arrangement ("DOCA"), a formal agreement between an insolvent company and its creditors that is approved by the creditors and supervised by the appointed administrators under Australian insolvency law. A key feature of the transaction structure was the establishment of a creditors trust designed to ring-fence pre-existing creditor claims and segregate funds allocated for their settlement ("the Creditors Trust"). This structure enabled Rex to exit voluntary administration and resume operations without the encumbrance of legacy creditor claims against the ongoing business.

In a voluntary administration proceeding, creditors effectively become the economic owners of the business, possessing the right to vote on the DOCA, approve the sale transaction, and receive distributions from the transaction proceeds. Accordingly, the Company has determined that the settlement of creditor claims pursuant to the DOCA constitutes consideration transferred to the previous economic owners of Rex for accounting purposes. The total consideration for the Acquisition therefore includes not only the nominal equity purchase price, but also the cash consideration transferred to creditors and the assumption of the CFA Debt.

The Acquisition was funded through a combination of cash on hand and net proceeds from the Honeywell Secured Debt. Total cash consideration paid is summarized in the table below.

Nominal equity value	$—
Air T’s payment to the Creditors Trust	11,041
Consideration Paid	$11,041

The Rex Acquisition related financing transaction, in conjunction with the financing arrangements Note 13 on the Quarterly Report on Form 10-Q for the quarter ended December 31, 2025 filed with the SEC, are summarized below:
•The Company assumed approximately $71.2 million in liabilities under the Commonwealth Facility Agreement originally dated November 11, 2024, which was amended and restated on December 17, 2025 as the Perpetual Facility Agreement.
•Pursuant to the Syndicated Loan Note Subscription Agreement – Project Mustang dated December 17, 2025, Air T Lending 25.1 (“ATL 25.1”) provided financing to Rex through a A$50.0 million line of credit (the "New Cap Note Facility").

•On December 15, 2025, Air T Acquisition 25.1, LLC ("ATA 25.1"), a wholly owned subsidiary of the Company, issued $40.0 million aggregate principal amount of 11.5% Senior Secured Notes due December 15, 2031 (the "Investor Notes") to institutional investors pursuant to a Note Purchase Agreement.
•On December 17, 2025, Rex and the Commonwealth entered into a new facility agreement (the "New Facility Agreement") providing a A$40.0 million facility for a three-year availability period for engine care and maintenance and an additional A$20.0 million facility for a two-year availability period for business operations.

Administration Advisory Fees

During the voluntary administration period, Rex incurred significant consultancy and advisory fees payable to the court-appointed administrators and their professional advisors in connection with the administration process (the “Administration Advisory Fees”). These fees, which are directly attributable to Rex’s insolvency proceedings and are not indicative of the ongoing cost structure of Rex, amounted to $25.66 million for the twelve-month period ended June 30, 2025 and $13.50 million for the six-month period ended June 30, 2025. The Administration Advisory Fees are included within general and administrative expenses in Rex’s historical statements of operations and are reflected in the unaudited pro forma condensed combined statements of operations presented herein.

The Administration Advisory Fees are non-recurring in nature and are not expected to have a continuing impact on the operations of the combined company following the completion of the Rex Acquisition. These costs arose solely as a consequence of Rex’s voluntary administration proceedings and ceased upon Rex’s exit from administration pursuant to the DOCA. Accordingly, while these costs are included in Rex’s historical results and therefore reflected in the combined pro forma statements of operations, they are not representative of the future operating cost structure of the combined business.

Note 2. Basis of Pro Forma Presentation

The unaudited pro forma condensed combined balance sheet combines the historical balance sheets of Air T as of September 30, 2025 and Rex as of June 30, 2025 on a pro forma basis as if the Rex Acquisition and related transactions had been consummated on September 30, 2025. The unaudited pro forma condensed combined statements of operations for the six months ended September 30, 2025 combines the historical statements of operations of Air T for the six months ended September 30, 2025 and Rex for the six months ended June 30, 2025 on a pro forma basis as if the Rex Acquisition and related transactions had been consummated on April 1, 2025. The unaudited pro forma condensed combined statement of operations for the twelve months ended March 31, 2025 combines the historical statements of operations of Air T for the year ended March 31, 2025 and Rex for the year ended June 30, 2025 on a pro forma basis as if the Rex Acquisition and related transactions had been consummated on April 1, 2024.

The Rex Acquisition will be accounted for under the acquisition method of accounting in accordance with FASB ASC 805, Business Combinations, using the fair value concepts defined in ASC 820, Fair Value Measurements and Disclosures. Air T has been treated as the acquirer for financial reporting purposes. Accordingly, the purchase consideration allocated to Rex’s assets and liabilities for preparation of these pro` forma financial statement is based upon their estimated preliminary fair values assuming the Rex Acquisition was completed as of September 30, 2025. The amount of the estimated preliminary fair values of Rex’s net assets acquired and liabilities assumed at September 30, 2025 in excess of the purchase consideration is recorded as a deferred bargain purchase gain in the unaudited pro forma condensed combined balance sheet. As, the transaction was executed pursuant to a Deed of Company Arrangement ("DOCA"), Rex Airlines Pty Ltd (“RAL”), was excluded from the deeded companies and therefore was not part of the accounting consolidated acquired Rex grouping. Rex Airlines Pty Ltd (“RAL”), a wholly-owned subsidiary of Rex as of June 30, 2025, was excluded from the deeded companies acquired by Air T, and therefore have been excluded from the unaudited pro forma condensed combined statements of operations and the unaudited pro forma condensed combined balance sheet.

These unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and do not give effect to any cost savings from operating efficiencies, revenue synergies, differences in stand-alone costs or carve out allocations for Rex or costs for the integration of Air T and Rex’s operations. These unaudited pro forma condensed combined financial statements do not purport to represent what the actual consolidated results of operations of Air T would have been had the Rex Acquisition been completed on the dates assumed, nor are they indicative of future consolidated results of operations or consolidated financial position. Any transaction, separation or integration costs will be expensed in the appropriate accounting periods after completion of the Rex Acquisition.

Foreign currency translation

The Rex historical financial information and pro forma adjustments have been translated from Australian dollars to U.S. dollars using historical exchange rates. The average exchange rates applicable to Rex during the periods presented for the unaudited pro forma condensed combined statements of operations and the period end exchange rates for the unaudited pro forma condensed combined balance sheet are as follows:

Period Presented	Exchange Rate	Australian dollar / U.S. dollar
September 30, 2025	Period end spot rate	$1 AUD to $0.6602 USD
Year Ended June 30, 2025	Average spot rate	$1 AUD to $0.6482 USD
Six Months Ended June 30, 2025	Average spot rate	$1 AUD to $0.6340 USD
December 18, 2025	Spot rate	$1 AUD to $0.6602 USD

Note 3. Accounting Policies

As part of preparing these unaudited pro forma condensed combined financial statements, Air T conducted an initial review of the accounting policies of Rex to determine if differences in accounting policies require reclassification of results of operations or reclassification of assets or liabilities to conform to Air T’s accounting policies and classifications. Rex historically prepared its financial statements in accordance with Australian Accounting Standards, which are consistent with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”). For purposes of these unaudited pro forma condensed combined financial statements, Rex’s historical financial information has been converted from IFRS to U.S. Generally Accepted Accounting Principles (“U.S. GAAP”) as adopted by Air T. During the preparation of these unaudited pro forma condensed combined financial statements, Air T did not become aware of any material differences between accounting policies of Air T and Rex, beyond those arising from the IFRS to U.S. GAAP conversion.

A significant area of difference between IFRS and U.S. GAAP relates to the accounting for leases. Rex historically accounted for its leases in accordance with IFRS 16, Leases, under which all leases (with limited exceptions) are recognized on the balance sheet as a right-of-use (“ROU”) asset and a corresponding lease liability, discounted at the rate implicit in the lease or the lessee’s incremental borrowing rate. In connection with the preparation of these unaudited pro forma condensed combined financial statements, Rex’s lease arrangements have been restated in accordance with ASC 842, Leases, which is the applicable U.S. GAAP standard. The restatement of Rex’s operating leases under ASC 842 resulted in adjustments to ROU assets and lease liabilities as described in adjustment [G] in Note 5. Air T will continue to evaluate Rex’s lease portfolio following the completion of the Acquisition, and further adjustments may be identified during the measurement period.

The pro forma financial data may not reflect all reclassifications necessary to conform Air T’s presentation to that of Rex due to limitations on the availability of information as of the date of the Current Report on Form 8-K to which these unaudited pro forma condensed combined financial statements are filed as an exhibit. After completion of the Rex Acquisition, Air T will further review Rex’s accounting policies. As a result of that review, Air T may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on the combined financial statements.

Note 4. Preliminary Estimated Purchase Price Allocation

The Rex Acquisition was accounted for as a business combination using the acquisition method of accounting in accordance with ASC 805, Business Combinations (“ASC 805”). The purchase price has been preliminarily allocated to the tangible assets and identifiable intangible assets acquired and liabilities assumed based upon their estimated fair values, which were determined with the assistance of independent third-party valuation specialists, and which management reviewed and approved with respect to the valuation methodologies and significant assumptions used, with the exception of the following: (1) pre-acquisition contingencies which are recognized and measured in accordance with ASC 450, Contingencies (“ASC 450”) if fair value cannot be determined; (2) deferred income tax assets acquired and liabilities assumed are recognized and measured in accordance with ASC 740, Income Taxes; (3) contract assets and liabilities are measured and recognized in accordance with ASC 606, Revenue from Contracts with Customers; and (4) certain lease related assets and liabilities which are measured and recognized in accordance with ASC 842, Leases. The amount of the estimated preliminary fair values of Rex’s net assets acquired and liabilities assumed at September 30, 2025 in excess of the purchase consideration is recorded as a deferred bargain purchase gain in the unaudited pro forma condensed combined balance sheet

The following table summarizes the preliminary estimated fair values of the assets acquired and liabilities assumed as of December 18, 2025:

Fair value of assets acquired and liabilities assumed:
Assets:
Cash and cash equivalents	$1,150
Restricted cash	4,679
Accounts receivable, net	18,412
Inventories, net	15,029
Other non-current assets	2,858
Property and equipment, net
Aircraft	60,478

Spare aircraft engines	13,530
Rotable aircraft parts	25,006
Land and buildings	12,659
Other property, plant and equipment	3,862
Intangible assets, net	3,582
Right-of-use ("ROU") assets	3,512
Total Assets	164,757

Liabilities:
Accrued expenses and other	(31,223)
Short-term lease liability	(799)
CFA Debt	(22,203)
Long-term lease liability	(2,713)
Other non-current liabilities	(938)
Total Liabilities	(57,876)

Net Assets	$106,881

The purchase price allocation is considered preliminary. The Company’s initial accounting for this acquisition is incomplete as of the date of this report. Therefore, as permitted by applicable accounting guidance, the foregoing amounts are provisional. All relevant facts and circumstances are still being considered by management prior to finalization of the purchase price allocation.

Assets acquired and liabilities assumed were recorded in the accompanying consolidated balance sheet at their estimated fair values as of December 18, 2025. The transaction is expected to result in a bargain purchase gain due to Rex's distressed financial condition and the administrators' determination, following a formal bidding process, that the Company's offer represented the optimal outcome for Rex's creditors. As the purchase price allocation is not finalized, we have recorded the preliminary bargain purchase gain as a deferred credit - preliminary bargain purchase gain within the consolidated balance sheet.

The Company is continuing to evaluate the fair values of aircraft and related equipment, right-of-use assets and lease liabilities, certain accrued liabilities and contingencies arising from the administration process, and income tax balances. Changes to these estimates during the measurement period may result in material adjustments, including to the amount of the related deferred bargain purchase gain.

Total purchase consideration	$11,041
Less: Net assets acquired	(106,881)
Deferred credit - preliminary bargain purchase gain	$(95,840)

As of the effective date of the Rex Acquisition, based on internal assessments as well as discussions with Rex’s management, the Company has identified the following significant tangible assets recorded within property and equipment: aircraft, spare aircraft engines, rotable aircraft parts, land and buildings and other property, plant and equipment. The estimated useful lives over which the tangible assets will be amortized are as follows: aircraft (4.4 years), spare aircraft engines (4.2 years), rotable aircraft parts (4.1 years), land and buildings (24.2 years) and other property, plant and equipment (2.2 years). Identifiable intangible assets are required to be measured at fair value, and these assets could include assets that are not intended to be used or sold or that are intended to be used in a manner other than their highest and best use.

Note 5. Unaudited Pro Forma Adjustments

The pro forma adjustments are preliminary and are subject to change. The unaudited pro forma balance sheet and unaudited pro forma income statements reflect:

Balance Sheet Adjustments

[A]    This adjustment records property, plant and equipment and aircraft at their estimated fair values, as determined through the PPA in accordance with ASC 805. The fair value step-up resulted in an increase of $15.74 million to property, plant and equipment and $31.19 million to aircraft, with a corresponding increase of $46.93 million recognized in the deferred bargain purchase gain.

[B]    This adjustment records identifiable intangible assets at their estimated fair values, as determined through the PPA performed in accordance with ASC 805. Identifiable intangible assets increased by $3.02 million, with a corresponding increase recorded to the deferred bargain purchase gain.

[C]    This adjustment restates the CFA Debt to its fair value, reflecting revised terms associated with the acquisition in accordance with ASC 820. The fair value adjustment resulted in a reduction of $34.55 million to long term debt, with a corresponding increase recognized in the deferred bargain purchase gain.

[D]    In accordance with ASC 805, this adjustment eliminates Rex's historical stockholders' equity upon completion of the acquisition. The adjustments include the elimination of common stock of $50.85 million, treasury stock of $0.32 million and retained earnings of $7.71 million. The net offsetting amount of $42.82 million is recorded as an increase to the deferred bargain purchase gain. This is a balance sheet only, non-recurring adjustment.

[E]    Pursuant to DOCA, this adjustment reflects the forgiveness of Rex's outstanding accounts payable amounting to $42.28 million. Rex’s outstanding receivable amounting to $59.83 million from Rex Airlines Pty Ltd has been written off. These balances are eliminated, with a corresponding debit of $17.55 million recorded to the deferred bargain purchase gain. This is a balance sheet only, non-recurring adjustment.

Balance Sheet and Income Statement Adjustments

[F]    This adjustment reflects the acquisition financing obtained from Honeywell and the related payment of consideration to Rex creditors. The impacts include:

•A net cash increase of $29.42 million, reflecting $39.60 million of financing proceeds offset by $10.18 million of consideration paid. This is a non-recurring adjustment.
•Recognition of $39.60 million in long-term debt.
•Recognition of interest expense at 11.50% amounting to $4.55 million for the 12-month period and $2.28 million for the 6-month period
•A $10.18 million reduction to the deferred bargain purchase gain representing the consideration paid to Rex creditors, which is a non-recurring adjustment.
•A $0.66 million deposit held in escrow for the right to negotiate and finalize the acquisition of Rex which transferred to the Creditors Trust, as consideration, upon completion of the acquisition. This is reclassified from prepaid expenses to deferred bargain purchase gain.

[G]    Upon Acquisition, this adjustment reflects the remeasurement of Rex's operating leases in accordance with ASC 842. The remeasurement resulted in an increase of $1.32 million to right-of-use ("ROU") assets and a reduction of $0.36 million to long-term lease liabilities, with the net effect recognized as an increase to the deferred bargain purchase gain. The related impacts include amortization expense of $(0.23) million for the 12-month period and $(0.06) million for the 6-month period, and interest expense of $0.17 million for the 12-month period and $0.02 million for the 6-month period. These adjustments are recurring.

[N]    This reflects the adjustments to arrive at the preliminary estimated fair values of the assets acquired and liabilities assumed as of December 18, 2025.

Income Statement Adjustments

[H]    Reflected here is incremental depreciation expense resulting from the fair value step-up of property, plant and equipment and aircraft described in [A]. The impact includes $11.66 million for the 12-month period and $5.81 million for the 6-month period. This adjustment is recurring and reflects the ongoing depreciation of the fair value basis over the respective estimated useful lives of the assets.

[I]    Reflected here is incremental amortization expense resulting from the fair value adjustment to identifiable intangible assets described in [B]. The impact includes $1.18 million for the 12-month period and $0.58 million for the 6-month period. This adjustment is recurring and reflects the ongoing amortization of these assets over their estimated useful lives.

[J]    Included here is the reversal of interest expense and related accruals on the CFA Debt previously recorded in Rex's historical financial statements, which are no longer applicable under the revised loan terms. For the 12-month period, this results in a reversal of $6.19 million of interest expense. For the 6-month period, the reversal of interest expense amounted to $2.60 million.

[K]    Recognized here is interest expense on the acquired CFA Debt calculated using the effective interest rate ("EIR") method, reflecting the restated fair value and revised loan terms. The impact includes $3.20 million for the 12-month period and $1.56 million for the 6-month period. This adjustment is recurring and represents the ongoing cost associated with the restated debt.

[L]    Transaction costs incurred by Air T in connection with the acquisition of Rex are reflected in this adjustment. In accordance with ASC 805, acquisition-related costs are expensed as incurred. Transaction costs amount to $2.85 million for the 12-month period. This adjustment is non-recurring and relates solely to the acquisition.

Other Comprehensive Loss Adjustments

[M]    Included here is the reversal of fair value loss on the convertible note previously recognized in Rex's historical financial statements. These convertible notes were repaid during the year ended June 30, 2025 and were not acquired by Air T. This results in a reversal of $2.09 million for the 12-month period and $nil for the 6-month period. This adjustment is non-recurring.